Exhibit (a)(1)(J)

Intevac Announces Details of Special Dividend

SANTA CLARA, Calif.--(BUSINESS WIRE)--Intevac, Inc. (Nasdaq: IVAC) (“Intevac”), a supplier of thin-film processing systems, today announced that a one-time special cash dividend of $0.052 per share of common stock will be paid on March 28, 2025, to all stockholders of record as of the close of business on March 24, 2025.

The one-time special cash dividend is being paid in connection with the proposed acquisition of Intevac by Seagate Technology Holdings plc (“Seagate”). Seagate has commenced a tender offer (the “Offer”) to acquire all of Intevac’s outstanding common stock for $4.00 per share in cash. The tender offer is scheduled to expire at one minute after 11:59 p.m., Eastern Time, on March 28, 2025. Intevac’s Board of Directors unanimously recommends that all stockholders tender their shares in the Offer. Tendering shares into the Offer will not impair a stockholder’s right to receive the one-time special cash dividend.

About Intevac, Inc.

Founded in 1991, we are a leading provider of thin-film process technology and manufacturing platforms for high-volume manufacturing environments. With over 30 years of leadership in designing, developing, and manufacturing high-productivity, thin-film processing systems, we deploy our materials science expertise primarily to the hard disk drive (HDD) industry. Our industry-leading 200 Lean® platform is our flagship system, supporting HDD disk media production, including the industry’s most advanced, leading-edge, heat-assisted magnetic recording (HAMR) media. The majority of Intevac’s HDD business for the last several years has been focused on enabling the upgrades of the installed base of worldwide media capacity in close partnership with our HDD customers, thus enabling their technology roadmaps. For more information call 408-986-9888 or visit the Company’s website at www.Intevac.com.

Additional Information and Where to Find It
This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intevac, Inc. (“Intevac”). On March 3, 2025, in connection with the proposed acquisition (the “Transaction”) of Intevac by Seagate Technology Holdings plc (“Seagate”), Irvine Acquisition Holdings, Inc. (“Bidder”) commenced a tender offer for all of the outstanding shares of Intevac.   On March 3, 2025, Bidder filed with the U.S. Securities and Exchange Commission (the “SEC”) tender offer materials on Schedule TO with the SEC, and Intevac filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase shares of Intevac is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and related documents filed as part of the Schedule TO. Under certain circumstances described in the definitive Transaction documents, Seagate may determine instead to terminate or withdraw the offer and effect the Transaction through a merger only, in which case the relevant documents to be filed with the SEC will include a proxy statement for the solicitation of votes of Intevac stockholders to approve the merger. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, AS MAY BE AMENDED, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS MAY BE AMENDED, AND, IF APPLICABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SEAGATE, INTEVAC, OR BIDDER CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY INTEVAC’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER, OR IF APPLICABLE, VOTING ON THE TRANSACTION. A free copy of these materials is available to Intevac’s stockholders by visiting Intevac’s website (https://ir.intevac.com/websites/intevac/English/3100/us-sec-filings.html). In addition, these materials (and all other documents filed by Seagate, Intevac, and Bidder with the SEC) are available at no charge on the SEC’s website (www.sec.gov).

If the tender offer is terminated and the Transaction is to be effected by merger only, in which case, the approval of Intevac stockholders must be obtained, Seagate, Intevac and their respective directors and executive officers may be deemed to be participants in any such solicitation of proxies from Intevac’s stockholders in connection with the Transaction. Information regarding Seagate’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1137789/000113778924000085/stx-20240903.htm).  Information regarding Intevac’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/Archives/edgar/data/1001902/000119312524091334/d719495ddef14a.htm). Other information regarding potential participants in any such proxy solicitation will be contained in any proxy statement filed in connection with the Transaction.
Forward-Looking Statements
This communication contains forward-looking statements that involve a number of risks, uncertainties and other factors relating to future events and the future performance of Intevac and Seagate, including regarding: (i) the Transaction; (ii) the anticipated occurrence, manner and timing of the tender offer, (iii) the expected timing of the closing of the Transaction; (iv) considerations taken into account in approving and entering into the Transaction; (v) the anticipated benefits to, or impact of, the Transaction on Intevac’s and Seagate’s respective businesses; and (vi) expectations for Intevac and Seagate following the closing of the Transaction. There can be no assurance that the Transaction will be consummated.
Actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “propose,” “provide,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include:  (i) the possibility that the conditions to the closing of the Transaction are not satisfied or waived; (ii) uncertainties as to how many of Intevac’s stockholders will tender their stock; (iii) the possibility that competing offers will be made; (iv) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction; (v) possible disruption related to the Transaction to Intevac’s and Seagate’s current plans, operations and business relationships, including through the loss of customers and employees; (vi) the amount of the costs, fees, expenses and other charges incurred by Intevac and Seagate related to the Transaction; (vii) the risk that Intevac’s or Seagate’s stock price may fluctuate during the pendency of the Transaction; (viii) the diversion of Intevac’s or Seagate’s respective management’s time and attention from ongoing business operations and opportunities; (ix) the response of competitors and other market participants to the Transaction; (x) potential litigation relating to the Transaction; (xi) uncertainty as to timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (xii) the impact of global macroeconomic conditions and supply chain challenges on Intevac’s or Seagate’s respective businesses.

A more complete description of these and other material risks can be found in the periodic reports that Intevac and Seagate have filed and will file with the SEC, including their Quarterly Reports on Form 10-Q for the quarterly period ended December 27, 2024 and September 28, 2024 for Seagate and Intevac respectively, and their Annual Reports on Form 10-K for the fiscal year ended June 28, 2024 and December 28, 2024 for Seagate and Intevac respectively, as well as the Schedule TO and related tender offer documents to be filed by Seagate and its acquisition subsidiary, Bidder, the Schedule 14D-9 to be filed by Intevac, and, if applicable, the proxy statement referenced above. All forward-looking statements in this communication are based on information available to Intevac and Seagate as of the date of this communication, and, except as required by law, neither Intevac nor Seagate assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Cameron McAulay
Chief Financial Officer
(408) 986-9888

David Hanover or Jack Perkins
KCSA Strategic Communications
Intevac@kcsa.com
(212) 896-1220

Source: Intevac, Inc.